EXHIBIT 10.1


                               UNOCAL CORPORATION
                AMENDMENT TO REVISED INCENTIVE COMPENSATION PLAN
                                DECEMBER 5, 2000



The Revised Incentive Compensation Plan is amended by adding the following paragraph at the end of Section 5 thereof:

         "In the event of a "Change of Control" (as such term defined in the Long-Term Incentive Plan of 1998) the Award Period shall be reduced to the period ending on the date of such Change of Control. Each participant in the Plan shall be paid in cash not less than his or her target award, prorated by the ratio that the reduced Award Period bears to the calendar year and subject to the limitation of the first paragraph of this section 5."